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                                                                   Exhibit 10.14

                          MORRISON KNUDSEN CORPORATION

                           DEFERRED COMPENSATION PLAN


SECTION I - GENERAL

This Deferred Compensation Plan (hereinafter called the "Plan") is intended to allow for the deferral of compensation by key employees of Morrison Knudsen Corporation and its subsidiaries. The purpose of the Plan is to encourage outstanding service and to attract, retain and motivate highly competent personnel.

SECTION II - DEFINITIONS

The following definitions shall apply to this Plan.

2.1 "ACCOUNT" - One of any of the separate unfunded accounts established for each year's deferral for each Participant, on the books of the Company for purposes of recording amounts credited to each Participant under the Plan.

2.2 "BONUS AWARD" - The cash bonus compensation paid to a Key Employee by the Employer before payroll deductions under the Morrison Knudsen Corporation Executive Incentive Plan.

2.3  "COMPANY" - Morrison Knudsen Corporation.

2.4 "EMPLOYER" - The Company and subsidiaries or affiliates thereof to which this Plan is extended by the Board of Directors of the Company.

2.5 "KEY EMPLOYEE" - Any "highly compensated employee" (as defined in Section 414(Q) of the Internal Revenue Code of 1986) who has been selected by the Executive Compensation and Stock Option Committee of the Board of Directors of the Company to be eligible for the Plan.

2.6 "PARTICIPANT" - An employee who has elected, under the Plan, to defer payment of Bonus Awards. A person remains a Participant so long as he or she is employed by the Employer whether or not he or she remains a Key Employee.

SECTION III - ELIGIBILITY

All Key Employees shall be eligible to become Participants in the Plan.


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SECTION IV - ELECTION

4.1 BONUS DEFERRALS. A Key Employee who is eligible to receive a Bonus Award may elect, under the terms and conditions of the Plan, to defer all or a portion of such Bonus Award. Such election shall be made by written notice in the manner specified by the Company; shall specify the deferral amount determined under Section 5.1 and the payment option under Section 6.1; and shall be irrevocable once made.

4.2 BONUS DEFERRAL ELECTION. An election to defer Bonus Awards shall be made on or before December 15 in the year prior to the year in which such Bonus Award is payable. A new election shall be made each year.

4.3 Company shall credit the amounts deferred under this Plan to the Account of the Participant. The amounts represented by such Accounts shall not be segregated from the general funds of the Company. Such credits shall be made as of the first day of the month next following the month in which such amount would otherwise have been paid to the Participant.

SECTION V - DEFERRAL AMOUNT ELECTION

5.1 DEFERRAL AMOUNT. Key Employees may elect to defer any percentage or a specific dollar amount of any Bonus Award. Key Employees may elect to defer any percentage of a Bonus Award, a specific dollar amount of a Bonus Award or a percentage of a Bonus Award that exceeds a specific dollar amount.

5.2 DEDUCTIONS. The Company may deduct from any distribution under this Plan any amounts owed by the Participant to the Company or any Employer.

SECTION VI - DISTRIBUTIONS

6.1 OPTION. Except as provided in Section 6.2, Participants may choose to receive payment of each of their Accounts under any of the following methods:

     (a) Payment of the Account in a single lump-sum payment in the first month immediately following the month of such Participant's retirement from the Employer;

     (b) Payment of the Account in a single lump-sum payment in any January after 1987;

     (c) Payment of the Account in equal monthly installments over a period commencing with the month immediately following the month of such


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          Participant's retirement and ending with a month specified by the
          Participant; or

     (d)  Any other form of payment approved by the Company.

     If a Participant fails to specify a payment option described in (a), (b),
     (c) or (d) of this Section 6.1, such Participant shall be deemed to have specified the payment option described in (a) above.

6.2 TERMINATION. If a Participant's employment with the Employer terminates prior to his or her retirement from the Employer, the Participant shall be paid the balance of his or her Account in a lump sum as soon as administratively feasible following such termination.

6.3 MODIFICATION OF ELECTION. A Participant may change his or her specified beneficiaries at any time. Any election or request pursuant to this Section
     6.3 shall be made in writing and in such form and manner as may be prescribed by the Company.

6.4 DISTRIBUTION. Company shall pay the entire balance of the Participant's Account to the Participant (including the interest credited in accordance with Section VII) in accordance with the payment option determined under
     Section 6.1.

SECTION VII - INTEREST CREDIT

     INTEREST. As of the first day of each calendar quarter, the Company shall credit to each Participant's Account [including any Account being held for monthly disbursements under Section 6.1(c)] interest on the average daily balance of such Account during the immediately preceding calendar quarter at a rate of interest equal to the prime rate as quoted by Citibank, N.A., in effect at the beginning of such quarter.

SECTION VIII - RIGHTS AND FORFEITURES

8.1  NO RIGHT TO EMPLOYMENT. Nothing contained in this Plan shall:

     (a)  Confer upon any employee any right of employment with the Employer;

     (b) Interfere in any way with the right of the Employer to terminate or change the terms or conditions of any employee's employment at any time; or

     (c) Confer upon any employee or other person any claim or right to any distribution under the Plan except in accordance with its terms.


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8.2  UNFUNDED PLAN. This Plan will be unfunded. Nothing contained in this Plan and no action pursuant hereto shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company, the Participant or any other person. Any compensation deferred under this Plan shall continue for all purposes to be a part of the general funds of the Company. To the extent that any Participant, Key Employee or other person acquires a right to receive payments from the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.3 ASSIGNMENT. Except as provided in Section 5.2, no right or interest of any Participant in an Account or in the Plan shall, prior to actual payment or distribution to such Participant, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, unless the assignment of such benefit or right is pursuant to a qualified domestic relations order issued by a court of competent jurisdiction.

SECTION IX - DEATH OF PARTICIPANT

     DISTRIBUTION UPON DEATH. On the death of Participant, the balance of the Participant's Account on the date of death shall be distributed to the Participant's beneficiary in a lump sum as soon as administratively feasible. If no beneficiary is designated by Participant or if the designated beneficiary is dead, then the amounts provided for hereunder shall be paid to the estate of the Participant.

SECTION X - FINANCIAL HARDSHIP.

     HARDSHIP PAYMENTS. A Participant shall not be entitled to withdraw any portion of his or her Account except as provided in Section 6; PROVIDED, that, in cases of hardship constituting immediate and heavy financial need due to an unanticipated emergency caused by an event beyond the Participant's control, the Executive Compensation and Stock Option Committee of the Board of Directors of the Company may authorize, on a nondiscriminatory basis and taking into account other resources of the Participant, a hardship withdrawal of the portion of the Participant's Account as is required to meet the need created by the hardship.

SECTION XI - ADMINISTRATION

11.1 AMENDMENT OR SUSPENSION. The Company may, from time to time, amend or suspend any or all of the provisions of the Plan. The Company may at any time terminate the Plan. If the Plan is terminated, the value of each Participant's Account as of the date of termination shall be distributed to such Participant in a lump sum as soon as administratively feasible. The Company shall not amend this Plan in any way that would reduce the accrued balance of a Participant's Account.


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11.2 PLAN ADMINISTRATION. The Executive Compensation and Stock Option Committee
     of the Board of Directors of the Company shall have power to construe the Plan, prescribe rules and regulations relating to the Plan, and make all other determinations necessary or advisable for the administration of the Plan. The Committee's interpretations and construction hereof, including an evaluation of a Participant's Account, or the amount or recipient of any payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Executive Compensation and Stock Option Committee of the Board of Directors of the Company may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient. No officer, director or employee of the Company shall be liable to any person for any action taken, or omitted to be taken, in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or bad faith on behalf of the person acting for the Company.

11.3 EXPENSES. All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.

11.4 GOVERNING LAW. The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Idaho.

11.5 SUCCESSORS, ETC. This Plan shall be binding upon and inure to the benefit of the Company, its successors, assigns, and the Participant and his or her heirs, executors, administrators, legal representatives or other designees.


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